Exhibit 99.1
Armstrong Energy, Inc. Announces Results for
the Three and Six Months Ended June 30, 2017

•	Second quarter 2017 revenue totaled $60.9 million on 1.5 million tons sold with year-to-date revenue of $120.0 million on 3.0 million tons sold.

•	Adjusted EBITDA was $5.0 million in the second quarter 2017 and $8.1 million year-to-date.

•	Available liquidity totaled $43.3 million at June 30, 2017.
St. Louis, August 11, 2017 / PR Newswire / - Armstrong Energy, Inc. (“Armstrong” or “we”) today reported results for the three and six month periods ended June 30, 2017. The following table highlights the key financial metrics for the periods.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(in thousands, except per ton amounts)
Tons of Coal Sold	1,498	1,414	2,969	2,838
Revenue	$60,904	$60,309	$120,011	$120,753
Adjusted EBITDA (1)	$5,012	$7,081	$8,119	$11,514
Average Sales Price per Ton	$40.67	$42.65	$40.43	$42.55
Cost of Coal Sales per Ton (2)	$34.51	$35.81	$34.69	$36.40
Adjusted EBITDA(1) per ton	$3.35	$5.01	$2.73	$4.06

1  Non-GAAP measure; please see definition and reconciliation below.
2 Excludes production royalty to related party, depreciation, depletion, and amortization;
asset retirement obligation expenses; and general and administrative costs.
Revenue from coal sales of $60.9 million for the three months ended June 30, 2017 represents a 1.0% increase over the same period of the prior year, while revenue from coal sales of $120.0 million for the six months ended June 30, 2017 was 0.6% lower than the comparable period of the prior year. We experienced a favorable volume variance of $3.6 million and $5.6 million for the three and six months ended June 30, 2017, respectively, due to the timing of shipments, as compared to the respective periods of the prior year. In addition, we experienced an unfavorable price variance for the three and six months ended June 30, 2017 of $3.0 million and $6.3 million, respectively, primarily due to the renewal of sales contracts at less favorable prices and, to a lesser extent, customer mix.
Costs of coal sales of $51.7 million for the three months ended June 30, 2017 is 2.1% higher than the comparable period of the prior year, while cost of coal sales of $103.0 million for the six months ended June 30, 2017 was 0.3% lower than the six months ended June 30, 2016. On a per ton basis, cost of coal sales for the three and six months ended June 30, 2017 totaled $34.51 and $34.69, respectively, which represents a decrease of $1.30 per ton and $1.71, as compared to the same periods of 2016. This decrease in per ton amounts is primarily due to the closure of our Parkway underground mine in October 2016, which was a higher cost operation, and improved operating efficiency at our underground mines from increased production due to higher demand for higher quality coal, partially offset by higher overall costs at our surface operations from mining in higher ratio reserves.
General and administrative (G&A) expenses were $3.2 million for the three months ended June 30, 2017, which was 8.8% higher than the comparable period of 2016. G&A expenses of $6.1 million for the six months ended June 30, 2017 were 4.7% lower than the six months ended June 30, 2016. The increase in the three months ended June 30, 2017, as compared to the same period of 2016, is due primarily to higher expenses for professional services ($0.1 million) and insurance costs ($0.1 million), while the decrease in the six months ended June 30, 2017, as compared to the same period of 2016, is due primarily to lower expenses for labor and benefits of $0.5 million.
During the three months ended June 30, 2017 and 2016, we recognized non-cash impairment charges of $3.4 million and $3.4 million, respectively. The current year charge is related to the write-off of certain mine development costs associated with the cancellation of a mineral reserve lease in Union and Webster Counties, Kentucky, whereas the prior year charge is related to the write-off of certain previously paid advance royalties that could no longer be recouped upon the renewal of the aforementioned mineral reserve lease.
Net loss for the three and six months ended June 30, 2017 totaled $17.2 million and $32.6 million, as compared to net loss of $15.0 million and $28.4 million for the three and six month periods ended June 30, 2016. The increase in net loss of $2.2 million and $4.2 million for the three and six months ended June 30, 2017, as compared to the same periods of the prior year is due to a decline in gross margin period over period, as well as an increase in interest expense and an increase of costs associated with evaluating strategic alternatives in 2017, partially offset by the recognition of a gain on disposal of fixed assets of $0.7 million during the three and six months ended June 30, 2017, as compared to the same period of 2016.
Adjusted EBITDA of $5.0 million and $8.1 million for the three and six month periods ended June 30, 2017 is 29.2% and 29.5% lower than the comparable periods of the prior year. The decrease resulted primarily from the inclusion in Adjusted EBITDA of the cash portion of production royalties paid to Thoroughbred Resources, LP (Thoroughbred) of $1.9 million and $3.8 million for the three and six months ended June 30, 2017, respectively, which began January 1, 2017, pursuant to existing lease terms and a settlement agreement we reached with Thoroughbred that became effective March 29, 2017, as well as a decline in gross margin, partially offset by the recognition of a gain on disposal of fixed assets during the second quarter of 2017.
Liquidity
The principal indicators of our liquidity are our cash on hand and, prior to its termination on November 14, 2016, availability under our revolving credit facility. As of June 30, 2017, our total available liquidity was $43.3 million, which was comprised solely of cash on hand.
We have experienced recurring losses from operations, which has led to a substantial decline in cash flows from operating activities. Our current operating plan indicates that we will continue to incur losses from operations and generate negative cash flows from operating activities. In addition, we entered into a settlement agreement with our affiliate, Thoroughbred, effective March 29, 2017, whereby we agreed, among other things, to begin paying Thoroughbred all production royalties earned on or after January 1, 2017 in cash, as permitted by the existing lease terms.
Furthermore, we are currently in default pursuant to the terms of the Indenture (the Indenture) governing our 11.75% Senior Secured Notes due 2019 (the Notes) as a result of failing to make the $11.75 million interest payment due on the Notes on June 15, 2017. On July 16, 2017, we entered into a forbearance agreement (the Forbearance Agreement) with holders who collectively beneficially own or manage in excess of 75% of the aggregate principal amount of the Notes (the Holders), whereby the Holders have agreed to forbear from exercising their rights and remedies under the Indenture or the related security documents through the earlier of August 14, 2017 or an event of termination, as set forth in the Forbearance Agreement (the Forbearance Period), with respect to the default as a result of our failure to make the June 15, 2017 interest payment.
We also have other debt obligations entered into to finance the acquisition of certain equipment and land. Certain of these financing agreements include cross-default or cross-event of default provisions. As a result of our default under the Indenture, the lenders that are party to certain of these agreements could elect to declare some or all of the amounts outstanding as immediately due and payable.
Our continuing operating losses, negative cash flow projections, Indenture default and other liquidity risks raise substantial doubt about whether we will meet our obligations as they become due over the next year. As a result of this, as well as the continued uncertainty around future coal fundamentals, we have concluded there exists substantial doubt regarding our ability to continue as a going concern.
Due to our current financial outlook, we have undertaken steps to preserve our liquidity and manage operating costs, including controlling capital expenditures. Beginning in 2015, we undertook steps to enhance our financial flexibility and reduce cash outflows in the near term, including a streamlining of our cost structure and anticipated reductions in production volumes and capital expenditures. In addition, we have engaged financial and legal advisers to assist in restructuring our capital and evaluating other potential alternatives to address the impending liquidity constraints. With the assistance of our advisers, we are actively negotiating the terms of a restructuring with the Holders of the Notes with the objective of reaching an agreement by the end of the Forbearance Period. Until any definitive agreements are negotiated in their entirety and executed, and the transactions contemplated thereby are consummated, there can be no assurance that any restructuring transaction will be completed by the end of the Forbearance Period or at all. Furthermore, it may be difficult to come to an agreement that is acceptable to all of our creditors, and there can be no assurance that any restructuring will be possible at all. Failure to reach an agreement on the terms of a restructuring with our creditors, including the Holders, would have a material adverse effect on our liquidity, financial condition and results of operations. It may be necessary for us to file a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in order to implement a restructuring, or our creditors could force us into an involuntary bankruptcy or liquidation.
Please read our Current Report on Form 10-Q filed today and our Annual Report on Form 10-K filed on March 31, 2017 with the Securities and Exchange Commission for additional information about our current financial position, including the risks and uncertainties associated with restructuring the Notes.
Short-term Outlook
Armstrong currently has approximately 5.3 million tons committed and priced for 2017. Capital expenditures for 2017 are expected to be in the range of $12.0 million to $14.0 million. With respect to any significant development projects, we plan to defer them to time periods beyond 2017 and will continue to evaluate the timing associated with those projects based on changes in overall coal supply and demand.
Conference Call
Due to the ongoing negotiations with the Holders regarding the restructuring of the Notes, the Company has determined that a quarterly conference call will not be held to discuss the financial results for the three and six months ended June 30, 2017.
About Armstrong Energy, Inc.
Armstrong is a producer of low chlorine, high sulfur thermal coal from the Illinois Basin, with both surface and underground mines. As of June 30, 2017, Armstrong controlled over 445 million tons of proven and probable coal reserves in Western Kentucky and currently operates five mines. Armstrong also owns and operates three coal processing plants and river dock coal handling and rail loadout facilities, which support its mining operations.

Financial Summary
Armstrong Energy, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue	$60,904	$60,309	$120,011	$120,753
Costs and expenses:
Cost of coal sales, exclusive of items shown separately below	51,678	50,639	102,974	103,314
Production royalty to related party	1,891	1,711	3,751	3,340
Depreciation, depletion, and amortization	7,684	7,544	15,320	15,158
Asset retirement obligation expenses	341	340	670	669
Asset impairment and restructuring charges	3,382	3,381	3,382	3,381
General and administrative expenses	3,180	2,922	6,138	6,440
Operating loss	(7,252)	(6,228)	(12,224)	(11,549)
Other income (expense):
Interest expense, net	(9,250)	(8,549)	(18,444)	(16,657)
Other, net	(909)	(225)	(2,189)	(120)
Loss before income taxes	(17,411)	(15,002)	(32,857)	(28,326)
Income taxes	237	—	237	(117)
Net loss	(17,174)	(15,002)	(32,620)	(28,443)
Income attributable to non-controlling interest	—	—	—	—
Net loss attributable to common stockholders	$(17,174)	$(15,002)	$(32,620)	$(28,443)

Armstrong Energy, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	June 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$43,261	$57,505
Accounts receivable	14,540	13,059
Inventories	11,926	11,809
Prepaid and other assets	4,375	2,539
Total current assets	74,102	84,912
Property, plant, equipment, and mine development, net	219,777	233,766
Investments	2,794	2,794
Other non-current assets	12,282	12,683
Total assets	$308,955	$334,155
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$13,811	$16,941
Accrued and other liabilities	24,149	11,837
Current portion of capital lease obligations	104	555
Current maturities of long-term debt	203,506	8,217
Total current liabilities	241,570	37,550
Long-term debt, less current maturities	—	199,040
Long-term obligation to related party	171,115	147,536
Related party payables, net	—	22,557
Asset retirement obligations	14,711	14,056
Other non-current liabilities	7,866	7,223
Total liabilities	435,262	427,962
Stockholders’ deficit:
Common stock, $0.01 par value, 70,000,000 shares authorized, 21,883,224 shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	219	219
Preferred stock, $0.01 par value, 1,000,000 shares authorized, zero shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	—	—
Additional paid-in-capital	238,681	238,675
Accumulated deficit	(363,784)	(331,164)
Accumulated other comprehensive loss	(1,446)	(1,560)
Armstrong Energy, Inc.’s deficit	(126,330)	(93,830)
Non-controlling interest	23	23
Total stockholders’ deficit	(126,307)	(93,807)
Total liabilities and stockholders’ deficit	$308,955	$334,155

Armstrong Energy, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Six Months Ended June 30,
	2017	2016
Cash Flows from Operating Activities:
Net loss	$(32,620)	$(28,443)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Non-cash stock compensation expense (income)	6	(25)
Income from equity affiliate	—	(64)
Loss on disposal of property, plant and equipment	(720)	—
Amortization of original issue discount	525	465
Amortization of debt issuance costs	736	827
Depreciation, depletion and amortization	15,320	15,158
Asset retirement obligation expenses	670	669
Asset impairment	3,382	3,381
Non-cash activity with related party, net	1,336	6,456
Non-cash interest on long-term obligations	11,750	8
Change in operating assets and liabilities:
Decrease in accounts receivable	(1,480)	(250)
Increase in inventories	(117)	4,072
Decrease in prepaid and other assets	(2,150)	(1,284)
Increase in other non-current assets	392	(506)
Decrease in accounts payable and accrued and other liabilities	(2,472)	(8,946)
Increase in other non-current liabilities	644	563
Net cash used in operating activities:	(4,798)	(7,919)
Cash Flows from Investing Activities:
Investment in property, plant, equipment, and mine development	(5,337)	(1,593)
Proceeds from disposal of fixed assets	1,504	—
Net cash used in investing activities	(3,833)	(1,593)
Cash Flows from Financing Activities:
Payments on capital lease obligations	(451)	(1,265)
Payments of long-term debt	(5,162)	(3,948)
Net cash used in financing activities	(5,613)	(5,213)
Net change in cash and cash equivalents	(14,244)	(14,725)
Cash and cash equivalents, at the beginning of the period	57,505	67,617
Cash and cash equivalents, at the end of the period	$43,261	$52,892

Adjusted EBITDA (Unaudited)
The following table reconciles Adjusted EBITDA to net loss, the most directly comparable U.S. GAAP measure:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(Dollars in thousands)
Net loss	$(17,174)	$(15,002)	$(32,620)	$(28,443)
Depreciation, depletion, and amortization	7,684	7,544	15,320	15,158
Asset retirement obligation expenses	341	340	670	669
Non-cash production royalty to related party	—	1,711	—	3,340
Interest expense, net	9,250	8,549	18,444	16,657
Income taxes	(237)	—	(237)	117
Asset impairment charges	3,382	3,381	3,382	3,381
Costs incurred evaluating strategic alternatives	1,675	451	2,978	451
Non-cash employee benefit expense	88	104	176	209
Non-cash stock compensation expense (income)	3	3	6	(25)
Adjusted EBITDA	$5,012	$7,081	$8,119	$11,514

________________________________________________________________________________________________________________________________
Adjusted EBITDA is a supplemental measure of our performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). It is not a measurement of our financial performance under U.S. GAAP and should not be considered as an alternative to net income (loss) or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.
We define “Adjusted EBITDA” as net income (loss) before deducting net interest expense, income taxes, depreciation, depletion and amortization, asset retirement obligation expenses, non-cash production royalty to related party, loss on settlement of interest rate swap, loss on deferment of equity offering, non-cash stock compensation expense (income), non-cash employee benefit expense, asset impairment and restructuring charges, costs incurred evaluating strategic alternatives, non-cash charges related to non-recourse notes, gain on deconsolidation, and (gain) loss on extinguishment of debt. We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Adjusted EBITDA in the same manner. We present Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it is useful to an investor in evaluating our Company.
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Various statements contained in this release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this release speak only as of the date of this release; we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. When considering any forward-looking statements, you should keep in mind the cautionary statements in our SEC filings, including the more detailed discussion of these factors and other factors that could affect our results included in “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2017.

CONTACT:
Jeffrey Winnick
jwinnick@armstrongcoal.com
314-721-8202